Exhibit (a)(1)(D)

Notice to Purchase for Cash Royal Bank of Canada’s Issued and Outstanding
Depositary Shares, each representing a one-fortieth  interest in a share of 5.50% Noncumulative Perpetual
First Preferred Shares, Series C-1 and
Depositary Shares, each representing a one-fortieth  interest in a share of 6.750% Fixed Rate/Floating Rate
Noncumulative First Preferred Shares, Series C-2

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Purchase, dated January 25, 2016, of Royal Bank of Canada (“RBC”) and the related Letter of Transmittal pursuant to which RBC is offering to repurchase all of its issued and outstanding Depositary Shares, each representing a one-fortieth  interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 (the “Series C-1 Depositary Shares”) for cash at a price equal to $26 and all of its issued and outstanding Depositary Shares, each representing a one-fortieth  interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 (the “Series C-2 Depositary Shares,” and together with the Series C-1 Depositary Shares, the “Depositary Shares”), for cash at a price equal to $30, in each case plus Accrued Dividends (as defined in the Offer to Purchase) and upon the terms and subject to the applicable offer limits and other conditions set forth in the Offer to Purchase, dated January 25, 2016, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Purchase”). THE OFFER TO PURCHASE EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 22, 2016, UNLESS EXTENDED (THE “EXPIRATION DATE”).

The Offer to Purchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Depositary Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Depositary Shares we hold for your account. A tender of such Depositary Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Purchase expires at 11:59 p.m., New York City Time, on February 22, 2016 (the “Expiration Time”). Depositary Shares may be withdrawn at any time prior to the Expiration Time, and, if tendered Depositary Shares have not yet been accepted for payment by RBC, at any time on or after March 21, 2016. Any shareholder may withdraw all, but not less than all, of the Depositary Shares that the shareholder has tendered.

2. The Offer to Purchase is subject to certain conditions set forth in the Offer to Purchase. Under certain circumstances, RBC will not be required to accept for payment, purchase or pay for any Depositary Shares tendered, and RBC may also amend, extend or terminate the Offer to Purchase.

3. The Offer is subject, with respect to each series of Depositary Shares, to the Series Offer Limit (as defined in the Offer to Purchase).

IF YOU WISH TO HAVE US TENDER YOUR DEPOSITARY SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US AT OUR ABOVE ADDRESS THE BELOW INSTRUCTION FORM. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE TO PERMIT US AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 22, 2016, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

Royal Bank of Canada

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Purchase, dated January 25, 2016, relating to the offer by Royal Bank of Canada (“RBC”) to purchase all of its issued and outstanding Depositary Shares, each representing a one-fortieth interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 (the “Series C-1 Depositary Shares”) and all of its issued and outstanding Depositary Shares, each representing a one-fortieth interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 (the “Series C-2 Depositary Shares,” and together with the Series C-1 Depositary Shares, the “Depositary Shares”), subject in each case to the applicable Series Offer Limit (as defined in the Offer to Purchase).

This form will instruct us to tender to RBC the number of Depositary Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase.

AGGREGATE NUMBER OF DEPOSITARY SHARES TO BE TENDERED

___________________________ Series C-1 Depositary Shares Enter number of Series C-1 Depositary Shares to be tendered.
___________________________ Series C-2 Depositary Shares Enter number of Series C-2 Depositary Shares to be tendered.

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Date

Account No.